Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267 756 3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta Appoints Chris Villavarayan as Chief Executive Officer and President
Rakesh Sachdev to Become Non-Executive Board Chair
GLEN MILLS, PA, November 16, 2022 – Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global coatings company, today announced the appointment of Chris Villavarayan as Chief Executive Officer and President and a member of the company’s Board of Directors, effective January 1, 2023. At that time, Rakesh Sachdev, who has served as interim CEO and President, will succeed Bill Cook as non-executive Board Chair. Mr. Cook will continue to serve as an independent director and will become Chair of the Board’s Compensation Committee, while also continuing to serve on the Audit Committee.
Mr. Villavarayan is a proven global executive with more than two decades of diverse operational and management experience in industrial sectors. Most recently, he served as CEO and President of Meritor, Inc., positioning Meritor as a global industry leader of commercial vehicle drivetrains and engineered systems with OEM and aftermarket customers, including pioneering its expansion into electric powertrains thereby paving a path for the evolution toward zero emissions for commercial vehicles. He brings an established track record of driving growth, expanding margins and managing complex global operations resulting in significant shareholder value creation.
“On behalf of the entire Axalta Board and management team, I am delighted to welcome Chris as our company’s next CEO, and I want to thank Rakesh for his leadership during the transition period,” said Mr. Cook. “Chris’s appointment follows a comprehensive search process to identify a strong leader for the company, and he joins Axalta with the full support of our Board. Chris is a seasoned executive who will bring to Axalta his global operating experience, deep expertise in product development and manufacturing and a proven record of driving outstanding business results. Over the course of his career, Chris has distinguished himself by defining and executing innovative and forward-looking growth strategies. We are confident that he will be an outstanding CEO with the skillsets necessary to achieve our strategic objectives and accelerate shareholder value.”
Mr. Villavarayan said, “I am excited to join Axalta, a company with a proud 150-year history that I have long admired. I am eager to leverage my experience to build on the team’s work to position the business for accelerated growth and market leadership. I look forward to working alongside the Board, Axalta’s management and the global team to lead the company toward realizing its strategic value to benefit all our stakeholders.”
“We have every confidence that, under Chris’s leadership, Axalta will be better positioned than ever to successfully execute our strategic imperatives to drive profitable growth,” said Mr. Sachdev. “I want to thank Bill for his exceptional service as Board Chair, and I am honored to step into the role at the start of the new year. I look forward to working closely with Chris and the Board to generate meaningful value for shareholders.”
About Chris Villavarayan
Mr. Villavarayan held many positions of increasing responsibility over the course of his 22 years at Meritor and has extensive international experience. Most recently, he served as CEO and President and as a member of the Board of Directors. Prior to this, he served as Chief Operating Officer, overseeing Meritor’s global operations for its Global Truck and Aftermarket & Industrial business segments, and serving as board lead with executive oversight of the company’s four largest joint ventures. He previously served as Senior Vice President and President – Global Truck, with P&L responsibility, and before that as President – Americas, managing multiple businesses as leader of North and South America. Prior to its acquisition by Cummins Inc. in August 2022, Meritor had global sales of approximately $4 billion and traded on the NYSE. Mr. Villavarayan currently serves as a Director on the Board of Franklin Electric and Focus: HOPE, a Detroit-based, non-profit organization. He earned his bachelor’s degree of civil engineering at McMaster University and completed the Wharton Executive Education Advanced Finance Program.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us on LinkedIn and @axalta on Twitter.
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, geopolitical and technological factors outside of Axalta’s control, including the effects of COVID-19 and risks and uncertainties associated with the appointment of a new CEO, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
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